EXHIBIT 10.1

Habiger Employment Agreement

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), effective as of January 23, 2007 (the “Effective Date”) is made by and between Sonic Solutions (“Company”) and David C. Habiger (“Executive”).

RECITALS

WHEREAS, Company presently employs Executive as its Chief Executive Officer; and

WHEREAS, Company is desirous of continuing to employ Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of continuing in the employ of Company on such terms and conditions and for such consideration;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

AGREEMENT

1. Employment and Duties.

1.1. Employment. Beginning as of Effective Date, Company agrees to employ Executive and Executive agrees to be employed by Company in accordance with the terms and conditions of this Agreement.

1.2. Position. During the term of employment under this Agreement, Company shall employ Executive in the position of Chief Executive Officer of Company, or in such other executive positions as the parties mutually may agree.

1.3. Duties and Services. Executive agrees to serve in the position referred to in Section 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office as reasonably directed by Company. Executive’s employment shall also be subject to the policies contained in Company’s Conduct of Conduct and other similar documents, all as amended from time to time.

1.4. Other Interests. Executive agrees, during the period of his employment by Company, to devote his full business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage without the Company’s consent, directly or indirectly, in any other business, investment, or activity that interferes with Executive’s performance of Executive’s duties hereunder, is contrary to the interests of Company or any of its affiliates, or except as approved by Company in advance, requires any significant portion of Executive’s business time.

1.5. Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company and to do no act which would injure the business, interests, or reputation of Company or any of its subsidiaries or affiliates. In keeping with these duties, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

1.6. Conflicts of Interest. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Company or any of its affiliates, involves a possible conflict of interest. In keeping with Executive’s fiduciary duties to Company, Executive agrees that Executive shall not knowingly become involved in a conflict of interest with Company or any of its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Executive agrees that Executive shall disclose to Company any facts which might involve such a conflict of interest that has not been approved by Company’s Board of Directors (the “Board”). Executive agrees that Company’s determination as to whether a conflict of interest exists shall be conclusive. Company reserves the right to take such action as, in its judgment, will end the conflict.

2. At Will Employment. Executive’s employment is at-will, and, subject to Section 6 and the other terms hereof, either Executive or Company the Company may terminate the employment relationship at any time, with or without cause or notice.

3. Compensation.

3.1. Base Salary. Executive shall receive an annual base salary equal to $350,000. Executive’s base salary shall be reviewed periodically, and may be modified from time to time by the Board (or as the Board may designate consistent with applicable laws and regulations, by the Compensation Committee or other committee of the Board or by an officer of the Company) in its sole discretion and, after any such change, Executive’s new level of base salary shall be Executive’s base salary for purposes of this Agreement until the effective date of any subsequent change. Executive’s base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to its employees.

3.2. Incentive Compensation. While Executive is actively employed under this Agreement, Executive shall be entitled to participate in any long term or annual incentive plans maintained by Company for its executives.

3.3. Other Benefits. While employed by Company, Executive shall be allowed to participate, on the same basis generally as other employees of Company, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Company to Company’s employees. Such benefits plans and programs may include, without limitation, medical, health, and dental care, life insurance, and disability protection. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

3.4. Changes Permitted. Company shall not by reason of Sections 3.2 and 3.3 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any of such benefit plans or programs, so long as such actions are similarly applicable to covered employees generally.

4. Protection of Information. Executive and Company each ratify, confirm and acknowledge their continuing agreement to the terms set forth in the Invention and Confidential Information Agreement previously entered into between them.

5. Statements Concerning Company; Legal Requirements.

5.1. Statements Concerning Company. Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, any of its affiliates, or any of such entities’ officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose confidential information about Company, any of its affiliates, or any of such entities’ business affairs; or that place Company, any of its affiliates, or any of such entities’ officers, employees, agents, or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts.

5.2. Compliance with Laws. Executive shall at all times comply with United States laws applicable to Executive’s actions on behalf of Company, including, without limitation, the United States Foreign Corrupt Practices Act.

6. Benefits Upon Termination of Employment.

6.1. Termination without Cause or for Good Reason. In the event that Executive’s employment is terminated by Company without Cause (as defined in Section 6.2) or voluntarily by Executive for Good Reason (as defined in Section 6.3) and unless such termination occurs within 180 days of a Change in Control (as defined in Section 7), Company shall provide Executive with a lump sum payment in an amount equal to 175% of Executive’s annual base salary at the level in effect immediately prior to his termination, less applicable deductions or withholdings.

6.2. Circumstances Under Which Termination Benefits Will Not Be Paid. Company shall not be obligated to provide Executive the termination benefits described in Section 6.1 if Executive’s employment is terminated by Company for Cause or if Executive voluntarily terminates his employment with Company other than for Good Reason. For purposes hereof, “Cause” shall mean (i) Executive’s conviction of any felony under federal or state law, or any fraud, misappropriation or embezzlement, or (ii) Executive’s breach of a fiduciary duty owed to Company or commission of a material violation of Section 4.

6.3. Termination for Good Reason. Executive may voluntarily terminate his employment with Company for Good Reason within 30 days of the occurrence of:

(a)
a material adverse change in Executive’s position causing it to be of materially less stature or responsibility without Executive’s written consent, and such a materially adverse change shall in all events be deemed to occur if Executive no longer serves as Chief Executive Officer of a publicly traded company, unless Executive consents in writing to such change;

(b)	a reduction, without Executive’s written consent, in his level of compensation (including base salary and fringe benefits);

(c)	a relocation of his principal place of employment by more than 50 miles, or

(d)	failure to cure a material breach by Company (or its successor) of this Agreement within thirty (30) days after written notice from Executive to the Company identifying such breach.

7. Change in Control.

7.1. Definition. For purposes of this Agreement, “Change in Control” shall have the same meaning as “Corporate Transaction,” as such term is defined in the Company’s 2004 Equity Compensation Plan.

7.2. Benefit Upon Change in Control. In the event of a Change in Control, Company shall provide Executive with the following benefits:

(a)
Executive shall receive a lump sum payment in an amount equal to 175% of his annual base salary at the level in effect immediately prior to the Change in Control, less applicable deductions or withholdings; and

(b)	All unvested stock options, restricted stock units, or other equity compensation held by Executive at the time of such Change in Control shall immediately vest in full.

8. Miscellaneous.

8.1. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Sonic Solutions 101 Rowland Way Novato, CA 94945 Attention: General Counsel

If to Executive to:	c/o Sonic Solutions 101 Rowland Way Novato, CA 94945

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

8.2. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the state of California, as applied to agreements entered into and performed entirely within the state of California between residents of the state of California.

8.3. No Waiver. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by a duly authorized representative of the waiving party.

8.4. Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

8.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

8.6. Withholding of Taxes and Other Employment Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

8.7. Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

8.8. Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

8.9. Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

8.10. Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

8.11. Entire Agreement. Except as provided in (i) written company policies promulgated by Company dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, consulting fees, commissions or other payments, compliance with law, investments and outside business interests as officers and employees, reporting responsibilities, administrative compliance, and the like, (ii) the written benefits, plans, and programs referenced in Sections 3.2 and 3.3, and (iii) any written agreements contemporaneously or hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to Executive’s employment relationship with Company and the term and termination of such relationship, and replaces and merges previous agreements and discussions pertaining to the employment relationship between Company and Executive. Notwithstanding the preceding provisions of this Section 8.11, except as may expressly be provided herein, the execution of this Agreement shall not affect the rights of the parties pursuant to (A) stock options and restricted stock units previously awarded to Executive and currently outstanding under any and all stock plans maintained by Company, and (B) any confidentiality, non-disclosure or similar agreement or commitment between the parties. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Executive by Company, which is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EXECUTIVE	SONIC SOLUTIONS
By: /s/ David Habiger	By: /s/ Paul Norris
Name: David Habiger	Name: Paul Norris
Date: January 23, 2007	Title: SVP and General Counsel
Date: January 23, 2007